Exhibit 10.1

822 Bishop Street Honolulu, Hawaii 96813 P.O. Box 3440 Honolulu, Hawaii 96801-3440
www.alexanderbaldwin.com Tel (808) 525-6611

July 10, 2017

Mr. Paul K. Ito

822 Bishop Street

Honolulu, HI 96813

Dear Paul:

In connection with our discussions regarding your intent to voluntarily resign as the Company’s Chief Financial Officer effective as of July 10, 2017, but continuing to serve as Senior Vice President and Treasurer to promote a smooth transition, the Company is willing to offer you the following retention payments:

1.	If you remain employed with the Company through August 31, 2017, you will receive a payment of $300,000 (less applicable withholdings) in the Company’s first pay period of September 2017.

2.	If you remain employed with the Company through October 31, 2017, you will receive an additional payment of $175,000 (less applicable withholdings) in the Company’s first pay period of November 2017.

3.	If you remain employed with the Company through December 31, 2017, you will receive an additional payment of $175,000 (less applicable withholdings) in the Company’s first pay period of January 2018.

Your employment with the Company shall continue until no later than January 31, 2018 (the “Expiration Date”). During the transition period, you will continue to receive your current base salary and will remain eligible to participate in the Company’s benefit plans in accordance with the terms of those plans. However, you will not be eligible to receive a performance bonus award under the Alexander & Baldwin, Inc. One-Year Performance Improvement Incentive Plan for 2017. Your outstanding restricted stock unit awards and performance share unit awards will continue in effect in accordance with the terms of the applicable award agreements evidencing the awards and you will receive service vesting credit during the period you are employed with the Company.

Your employment continues to be at-will, which means your employment is for no definite period of time and that either you or the Company may terminate your employment at-will, at any time, with or without reason. No communication, whether written or oral, shall supersede, or alter, the at-will status of your employment, unless authorized in writing by the Chief Executive Officer or a vice president of the Company. If you should be terminated by the Company for any reason other than “for cause,” you will be entitled to an accelerated payment of the retention payments stipulated above that is in excess of the amount that has already been paid to you. However, you will not be entitled to any severance payments under the Executive Severance Plan or any other plans in connection with your resignation or termination of your employment hereunder by you or the Company whether as of the Expiration Date or earlier.

By your signature below, you hereby confirm your voluntary resignation from the position of Chief Financial Officer effective as of July 10, 2017.

Very truly yours,
By	/s/ Son-Jai Paik
Son-Jai Paik
Vice President, Human Resources

Agreed & Accepted: /s/ Paul K. Ito	July 10, 2017
Paul K. Ito	Date